News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin
Senior Director, Investor Relations
Irelations@buckeye.com
(800) 422-2825

FERC CONFIRMS BUCKEYE’S CURRENT TARIFF RATES AND AUTHORIZES FUTURE

CHANGES UNDER FERC STANDARD RATEMAKING METHODS, SENDING NYC

AIRPORT RATES TO SETTLEMENT PROCESS

HOUSTON, February 25, 2013 — Buckeye Partners, L.P. (NYSE: BPL) (“Buckeye”) announced that, on February 22, 2013, the Federal Energy Regulatory Commission (“FERC”) issued two orders related to previously announced proceedings pending before FERC involving one of Buckeye’s operating subsidiaries, Buckeye Pipe Line Company, L.P. (“Buckeye Pipe Line”). The first order (the “Ratemaking Methodology Order”) permits Buckeye Pipe Line to continue charging its current tariff rates and gives Buckeye Pipe Line full market-based-rate authority in markets FERC previously found to be competitive. This change allows Buckeye Pipe Line to set future rates in these markets based solely on competitive forces, without the limits that had been imposed under its previous unique ratemaking program. The order, which discontinues that earlier program, also authorizes Buckeye Pipe Line to file future rates in its remaining markets pursuant to any of the methodologies permitted by FERC regulations, including in accordance with the generic FERC index. The second order (the “Airline Complaint Order”) relates to the complaint filed by several airlines challenging Buckeye Pipe Line’s rates for transportation of jet fuel to three New York City area airports. This order sets the matter for hearing, but orders that such hearing be held in abeyance pending the outcome of FERC-ordered settlement discussions between the parties, which are to be facilitated by a FERC-appointed settlement judge.

The Ratemaking Methodology Order

In 1991, Buckeye Pipe Line sought and received FERC permission to determine rate changes on its system using a unique methodology that constrained rates in markets that FERC had not found to be competitive based on rate changes in markets that FERC had found to be competitive, as well as through certain other limits on rate increases. FERC ordered the continuation of this methodology in 1994, subject to FERC’s authority to cause Buckeye Pipe Line to terminate the program in the future. On March 1, 2012, Buckeye Pipe Line filed to increase its rates under the program. The rate increases for deliveries of jet fuel to three New York City area airports were protested. On March 30, 2012, FERC issued an order rejecting all of the rate increases, stating that FERC would review the continued efficacy of Buckeye Pipe Line’s unique program, and directing Buckeye Pipe Line to show cause why it should not be required to discontinue its unique program and avail itself of the generic ratemaking methodologies that FERC had promulgated after approval of the Buckeye program and that are now used by all other oil pipelines.

The Ratemaking Methodology Order affirms FERC’s decision to reject the rate increases Buckeye Pipe Line filed in March 2012 and discontinues Buckeye Pipe Line’s unique ratemaking program. It holds that Buckeye Pipe Line may continue to charge its current rates in all markets (subject to the pending complaint against rates for jet fuel transportation to the New York City market and Buckeye Pipe Line’s pending application for market-based-rate authority as to all rates in that market, which are discussed below), but requires that future changes to these rates be made pursuant to the generic ratemaking methodologies available to all other oil pipelines under FERC’s regulations. In Buckeye Pipe Line’s markets that previously were found to be competitive by FERC, Buckeye Pipe Line will not have to re-qualify for market-based rates and will be allowed to continue to charge market-based rates, without the limits that had been imposed under its previous ratemaking program. In markets where Buckeye Pipe Line does not currently have market-based-rate authority, it may file future rates pursuant to any of the methodologies permitted by FERC regulations, including in accordance with the generic FERC index.

In 2012, Buckeye Pipe Line generated $137 million of revenue from interstate transportation service to the markets FERC previously found to be competitive and $126 million of revenue from interstate transportation service to Buckeye Pipe Line’s remaining markets.

The Airline Complaint Order

Concurrently on February 22, 2013, FERC issued an order addressing the complaint filed with FERC by Delta Air Lines, JetBlue Airways, United/Continental Air Lines, and US Airways challenging Buckeye Pipe Line’s rates for transportation of jet fuel from New Jersey to three New York City area airports. The complaint challenges these jet fuel transportation rates as generating revenues in excess of costs and thus being “unjust and unreasonable” under the Interstate Commerce Act. The Airline Complaint Order sets the issues raised by the complaint for hearing, but orders that such hearing be held in abeyance pending the outcome of FERC-ordered settlement discussions between the parties, which are to be facilitated by a FERC-appointed settlement judge. In 2012, deliveries of jet fuel to the New York City area airports generated $32 million of revenue. Buckeye continues to prefer to reach a commercial resolution to this dispute, but remains prepared to vigorously defend its rates. Buckeye cannot reasonably determine the timing or terms of any final resolution of this matter at this time.

Buckeye’s Application to Charge Market-Based Rates in the New York City Market

On October 15, 2012, Buckeye Pipe Line filed an application with FERC seeking authority to charge market-based rates for deliveries of refined petroleum products to the New York City area market (the “Application”). The airlines that filed the complaint discussed above protested the Application. Although neither the Ratemaking Methodology Order nor the Airline Complaint Order address the merits of the Application, the Ratemaking Methodology Order acknowledges the Application and states that FERC will address it at a later date. If FERC were to approve the Application, Buckeye Pipe Line would be permitted prospectively to set these rates in response to competitive forces, and the basis for the airlines’ claim for relief in the complaint would be irrelevant prospectively. Buckeye believes that the New York City area market is robust and highly competitive. The New York Harbor is one of the world’s most active refined petroleum products markets and, within this market, Buckeye Pipe Line’s customers have access to numerous existing alternatives, including other pipelines, barges, and trucks, for transporting refined products. Furthermore, the three airports at issue are located near other active refined products pipelines or barge docks, and Buckeye believes that, with reasonable investment, they should be able to access alternative jet fuel supplies efficiently and economically. Buckeye cannot reasonably determine the timing or terms of any final resolution of the Application at this time.

The Ratemaking Methodology Order is available via the FERC’s “eLibrary” at the following internet address: http://elibrary.FERC.gov/idmws/file_list.asp?accession_num=20130222-3048.

The Airline Complaint Order is available via the FERC’s “eLibrary” at the following internet address: http://elibrary.FERC.gov/idmws/file_list.asp?accession_num=20130222-3049.

Buckeye Pipe Line’s Application is available via the FERC’s “eLibrary” at the following internet address: http://elibrary.FERC.gov/idmws/file_list.asp?accession_num=20121015-5197.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership that owns and operates one of the largest independent liquid petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline. Buckeye also owns approximately 100 liquid petroleum products terminals with aggregate storage capacity of over 70 million barrels. In addition, Buckeye operates and/or maintains third-party pipelines under agreements with major oil and gas and chemical companies, owns a high-performance natural gas storage facility in Northern California, and markets liquid petroleum products in certain regions served by its pipeline and terminal operations. Buckeye’s flagship marine terminal in The Bahamas, BORCO, is one of the largest crude oil and petroleum products storage facilities in the world, serving the international markets as a premier global logistics hub. More information concerning Buckeye can be found at www.buckeye.com.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control. Among them are (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism, adverse weather conditions (including hurricanes), environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminal, and storage assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of refined petroleum products and the value of natural gas storage services, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits, and (xi) an unfavorable outcome with respect to the proceedings pending before FERC regarding Buckeye Pipe Line’s tariff rates. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and our most recently filed Quarterly Report on Form 10-Q, for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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